The undersigned, George W. Brumley, III, being the duly elected and acting President of the Tuscarora Investment Trust, a Massachusetts business trust (the "Trust"), does hereby certify that the Trust's financial information that is required to be filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, which is contained in this Annual Report, fairly presents, in all material respects, the financial conditions and results of operations of the Trust.






George W. Brumley, III